EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel to Move Corporate Headquarters

MIDDLETOWN, OH, February 20, 2007—AK Steel Corporation (NYSE:AKS) announced today that it will move its corporate headquarters into a new, technology-ready building totaling 136,000 square feet currently under construction at Centre Pointe in Union Centre, located in West Chester, Ohio, a northern Cincinnati community.

The company will re-locate about 300 corporate office positions currently housed in Middletown to the new West Chester building in the third quarter of 2007. AK Steel will continue to have a significant presence in Middletown, including about 525 managerial and support personnel associated with the Middletown Works, a research and development center and other functions, along with the company’s largest steel plant.

“Our new corporate headquarters will provide AK Steel with state-of-the-art technology, including advanced computing and communications capabilities that are necessary to improve our competitiveness. It will also facilitate more convenient face-to-face interaction with customers, suppliers and other important constituents,” said James L. Wainscott, chairman, president and CEO. “Additionally, the move will assist us in attracting and retaining top professionals, who desire proximity to the abundant amenities and services available in the West Chester and northern Cincinnati area.”

Mr. Wainscott praised Middletown, which has served as the company’s headquarters since 1994.

“The City of Middletown, its leaders and its citizens have been very supportive of AK Steel, and our move does not reflect negatively in any way on that relationship,” he said. “To the contrary, AK Steel and the AK Steel Foundation will continue their longstanding involvement and support of the Middletown community, as we do in all of our plant locations.”

With respect to the existing buildings in Middletown, and especially the current corporate office at 703 Curtis Street, which was built in 1917, AK Steel said it was hopeful that they will be preserved and put to continued good use. The company said it intends to discuss the future of the buildings with city leaders and officials.

AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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